Exhibit (e)(9)
October 14, 2010
RP Management, LLC
110 East 59th Street
Suite 3300
New York, NY. 10022
Confidentiality Agreement
Ladies and Gentlemen:
In connection with the financing of a potential transaction involving Cypress Bioscience, Inc. and its subsidiaries (collectively, the “Company”) and Ramius Value and Opportunity Advisors LLC and Ramius V&O Acquisition LLC (“Ramius”) and/or a possible negotiated transaction between RP Management, LLC (the “Recipient”) and the Company, the Recipient has requested access to certain non-public information regarding the Company. This letter agreement sets forth the Recipient’s obligations regarding the use and disclosure of such information and regarding various related matters.
The Recipient, intending to be legally bound, acknowledges and agrees as follows:
     1. Limitations on Use and Disclosure of Confidential Information. Subject to section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in section 13 below) will, at any time, directly or indirectly:
          (a) make use of any Confidential Information (as defined in section 11 below), except for the specific purpose of considering and evaluating (A) the prospect of providing financing to Ramius in connection with (i) the tender offer to acquire all of the outstanding common stock of the Company commenced by Ramius on September 15, 2010 (the “Offer”) or (ii) a possible negotiated transaction between Ramius and the Company, or (B) a possible negotiated transaction between the Recipient and the Company (either clause (A) or (B), a “Transaction”); or
          (b) disclose any Confidential Information to any other Person (as defined in section 13 below).
The Recipient will be liable and responsible for any breach of this letter agreement by any of its Representatives (it being understood that any action, conduct or omission on the part of any of its Representatives shall be deemed to constitute a breach or violation of this letter agreement if such action or omission would constitute a breach or violation of this letter agreement if taken or omitted by the Recipient). The Recipient will (at its own expense) take all actions reasonably necessary to restrain its Representatives from making any unauthorized use or disclosure of any Confidential Information. For the avoidance of doubt, Ramius and its affiliates are not Representatives of the Recipient.
     2. Contact. Unless otherwise instructed by the Company, any request by the Recipient or any of its Representatives to review Confidential Information or for management meetings and any questions regarding procedures with respect to a potential transaction must be directed to Jefferies & Company, Inc. or Perella Weinberg Partners, as financial advisors to the Company, and not to the Company nor any other Representative of the Company. Neither the Recipient nor any of

Cypress Bioscience, Inc.

the Recipient’s Representatives will contact or otherwise communicate with any other Representative of the Company without the prior written authorization of the Company.
     3. No Representations by Company. The Company will have the exclusive authority to decide what Confidential Information (if any) is to be made available to the Recipient and its Representatives. Neither the Company nor any of the Company’s Representatives will be under any obligation to make any particular Confidential Information available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information previously furnished. Subject to section 7 of this letter agreement, the Company will give the Recipient access to the electronic data room that the Company generally makes available to all participants in its process. Neither the Company nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and neither the Company nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Recipient and the Company and is validly executed on behalf of the Recipient and the Company (a “Definitive Agreement”) will have legal effect.
     4. Permitted Disclosures.
          (a) Notwithstanding the limitations set forth in section 1 above:
               (i) the Recipient may disclose Confidential Information if and to the extent that the Company consents in writing to the Recipient’s disclosure thereof;
               (ii) subject to section 4(b) below, the Recipient may disclose Confidential Information to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping Recipient consider and evaluate a Transaction, and (B) has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this letter agreement, and the Recipient may disclose Confidential Information to Ramius and its representatives except that such right to disclose Confidential Information to Ramius and its representatives shall terminate with respect to any subsequent disclosures if the Recipient is notified in writing by Ramius, or Ramius publicly discloses in writing, that Ramius has determined that it does not wish to proceed with a possible transaction involving the Company; and
               (iii) subject to section 4(c) below, the Recipient may disclose Confidential Information to the extent required by applicable law or governmental regulation or by valid legal process.
          (b) If the Company delivers to the Recipient a written notice stating that certain specific Confidential Information (such as competitively sensitive information) may be disclosed only to specified Representatives of the Recipient and/or stating that certain specific Confidential Information may not be disclosed to Ramius or its representatives, then, notwithstanding anything

Cypress Bioscience, Inc.

to the contrary contained in section 4(a)(ii) above, the Recipient shall not disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient and/or Ramius or its representatives, as applicable.
          (c) If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information to any Person, then, to the extent legally permissible, the Recipient will promptly provide the Company with written notice of the applicable law, regulation, subpoena or process so that the Company may seek a protective order or other appropriate remedy, at the Company’s sole expense, or waive compliance with the provisions of this letter agreement. The Recipient and its Representatives will reasonably cooperate with the Company and the Company’s Representatives, at the Company’s sole expense, in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information, and if in the reasonable judgment of Recipient’s legal counsel the disclosure of such Confidential Information is legally required, the Recipient or its Representatives, as the case may be, may furnish only that portion of the Confidential Information which the Recipient or its Representatives, as the case may be, is legally required to furnish and shall exercise reasonable best efforts to obtain assurance that confidential treatment shall be accorded such Confidential Information.
     5. Return of Confidential Information. If the Recipient determines that it does not wish to proceed with a Transaction, the Recipient will promptly advise the Company in writing of that decision. Upon the Company’s written request, the Recipient and the Recipient’s Representatives will promptly deliver to the Company or destroy (at Recipient’s option) any Confidential Information (and all copies thereof, including all Confidential Information in any electronic form or media) obtained or possessed by the Recipient or any of the Recipient’s Representatives (including all documents prepared by the Recipient or any of the Recipient’s Representatives using Confidential Information); provided, however, that, notwithstanding anything to the contrary contained in this section 5, Recipient may retain copies of Confidential Information to the extent required by law; provided, however, Recipient may not access such information for any other purpose other than as required by applicable law and the Recipient shall certify any such destruction to the Company in writing. Notwithstanding the delivery to the Company (or the destruction by the Recipient) of Confidential Information pursuant to this section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this letter agreement. Notwithstanding the foregoing, the Recipient shall only be required to use reasonable best efforts to erase electronic information from its computer systems and shall not be permitted to access such electronic information for any purpose other than deletion.
     6. Limitation on Hiring and Soliciting Employees. During the one-year period commencing on the date of this letter agreement, neither the Recipient nor any of the Recipient’s Representatives will directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any Covered Person (as defined herein) to terminate such Covered Person’s relationship with the Company in order to become an employee, consultant, or independent contractor, to or for any other person or entity; provided, however that this section will not prevent Recipient from hiring any Covered Person who responds to a general solicitation of employment not specifically

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directed to the Company, its employees or any particular employee. For purposes of this Agreement, “Covered Person” shall mean any Person who is an employee of the Company as of the date of this letter agreement or who becomes an employee of the Company before the termination of all discussions regarding a possible Transaction.
     7. No Obligation to Pursue Transaction. Unless the Recipient and the Company enter into a Definitive Agreement, no agreement providing for a transaction involving the Company will be deemed to exist between the Recipient and the Company, and the Company will be under no obligation to negotiate or enter into any such agreement or transaction with the Recipient. The Company reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving the Company, and to modify any procedures relating to any such process without giving notice to the Recipient or any other Person; (b) to reject any proposal made by the Recipient or any of the Recipient’s Representatives with respect to a transaction involving the Company; and (c) to terminate discussions and negotiations with the Recipient at any time. Neither the Company, nor any of its Representatives, including its financial advisors, shall have any legal, fiduciary or other duty with respect to the manner in which any transaction process is conducted. The Recipient recognizes that, except as expressly provided in any definitive agreement between the Recipient and the Company: (i) the Company and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other party; and (ii) the Recipient will not have any rights or claims against the Company or any of the Company’s Representatives arising out of or relating to any transaction or proposed transaction involving the Company.
     8. No Waiver. No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement. No provision of this letter agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of the Company and that refers specifically to the particular provision or provisions being waived or amended.
     9. Remedies. The Recipient acknowledges that money damages would not be a sufficient remedy for any breach of this letter agreement by the Recipient or any of the Recipient’s Representatives and that the Company would suffer irreparable harm as a result of any such breach. Accordingly, the Company will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this letter agreement. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this letter agreement, but rather will be in addition to all other remedies available at law or in equity to the Company. In the event of litigation relating to this letter agreement, the prevailing party in a final, non-appealable judgment will be entitled to reimbursement from the non-prevailing party for the reasonable legal fees it incurred in connection with such litigation (including any appeal relating thereto).
     10. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This letter agreement will be binding upon the Recipient and its Representatives and their respective heirs, successors and assigns, and will inure to the benefit of the Company and its Representatives and

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their respective heirs, successors and assigns. This letter agreement will be governed by and construed in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws). The parties to this letter agreement (the “Parties”): (a) irrevocably and unconditionally consent and submit to the exclusive jurisdiction of the state and federal courts located in Los Angeles County in the State of California for purposes of any action, suit or proceeding arising out of or relating to this letter agreement (and the Parties agree not to commence any action, suit or proceeding related thereto except in such courts); (b) agree that service of any process, summons, notice or document by U.S. registered mail to the other Parties’ address set forth at the end of this letter agreement shall be effective service of process for any action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in Los Angeles County in the State of California; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in Los Angeles County in the State of California has been brought in an inconvenient forum. The parties to this letter agreement specifically waive any right to jury trial with respect to any matter arising under, or relating to, this letter agreement.
     11. Confidential Information. For purposes of this letter agreement, “Confidential Information” will be deemed to include:
          (a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Company, any predecessor entity (whether prepared by the Company or by any other Person and whether or not in written form) that is or has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Company or any Representative of the Company, regardless of the manner in which it was made available;
          (b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;
          (c) the terms of this letter agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and
          (d) the proposed terms, conditions or other facts with respect to any possible transaction involving Ramius and/or the Recipient and the Company, including the status thereof.
However, “Confidential Information” will not be deemed to include: (i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in breach of this letter agreement; (ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Company or any of the Company’s Representatives without violation of any obligation under

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this letter agreement, provided that such source is not bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; (iii) any information that becomes known or available to the Recipient on a non-confidential basis from a source (other than the Company or any of the Company’s Representatives) that, to the Recipient’s knowledge, after reasonable inquiry, is not prohibited from disclosing such information to the Recipient by a contractual, legal or fiduciary obligation owed to the Company, any of the Company’s Representatives or any other Person that directly or indirectly owes a contractual, legal or fiduciary obligation to the Company; or (iv) any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to or use of Confidential Information.
     12. Trading in Securities.
          The Recipient acknowledges and agrees that it is aware (and that Recipient’s Representatives are aware or will be advised by the Recipient) that Confidential Information being furnished by the Company may contain material, non-public information regarding the Company and that the United States securities laws prohibit any persons who have such material, non-public information from purchasing or selling securities of the Company on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.
     13. Miscellaneous.
          (a) For purposes of this letter agreement, a party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary of such party and (ii) an officer, director, employee, attorney or accountant (including outside counsel and accountants) of such party or of any of such party’s subsidiaries, or (iii) only upon prior written approval of the Company, any advisor or any financing source to be used in connection with a potential negotiated transaction involving the Company; provided that any financing source enters into a confidentiality agreement with the Company on similar terms as this letter agreement.
          (b) The term “Person,” as used in this letter agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.
          (c) The bold-faced captions appearing in this letter agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this letter agreement.
          (d) Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          (e) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Company is not, and shall not be deemed to be,

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granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information.
          (f) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Recipient and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Recipient agrees to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.
          (g) This letter agreement constitutes the entire agreement between the Recipient and the Company regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Company regarding the subject matter hereof. This letter agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed letter agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this letter agreement.
          (h) This letter agreement shall terminate on the third anniversary of the date of this letter agreement; provided, however, that (i) nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they fall into the public domain; and (ii) the termination of this letter agreement shall not relieve any Party from any liability with respect to any violation or breach of any provision contained in this Agreement.
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Very truly yours,

Cypress Bioscience, Inc.

/s/ Sabrina Martucci Johnson

Name:	Sabrina Martucci Johnson
Title:	Executive Vice President, COO and CFO
Address:	4350 Executive Drive, Suite 325 San Diego, CA 92121
Accepted and agreed to
as of the date below:
RP Management, LLC

By:	/s/ Pablo Legorreta
Name:	Pablo Legorreta
Title:	Chief Executive Officer
Address:	110 East 59th Street, Suite 3300 New York, NY 10022
Date:	October 14, 2010